HOME EQUITY ASSET TRUST 2006-3

_______________________

DERIVED INFORMATION  [2/3/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued.  Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates.  We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Investor Property Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date.  Approximately 5.6% of the mortgage loans do not provide for any payments of principal in the first five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.

Total Number of Loans	261
Total Outstanding Loan Balance	$37,975,897*	Min	Max
Average Loan Current Balance	$145,502	$10,470	$898,810
Weighted Average Original LTV	77.6%
Weighted Average Coupon	8.11%	5.88%	12.45%
Arm Weighted Average Coupon	8.09%
Fixed Weighted Average Coupon	8.19%
Weighted Average Margin	6.16%	2.88%	9.24%
Weighted Average FICO (Non-Zero)	643
Weighted Average Age (Months)	3
% First Liens	100.0%
% Second Liens	0.0%
% Arms	86.8%
% Fixed	13.2%
% of Loans with Mortgage Insurance	0.0%

*

Investor loans will compromise approximately [$38,375,000] of the total [$1,400,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.88 - 6.00	4	421,456	1.1	5.91	60.4	666
6.01 - 6.50	10	1,509,442	4.0	6.29	70.2	649
6.51 - 7.00	19	3,540,043	9.3	6.88	72.9	660
7.01 - 7.50	31	5,340,266	14.1	7.32	73.6	644
7.51 - 8.00	47	7,425,571	19.6	7.81	82.0	665
8.01 - 8.50	37	6,324,153	16.7	8.20	79.3	646
8.51 - 9.00	65	7,956,621	21.0	8.77	79.3	633
9.01 - 9.50	20	2,385,361	6.3	9.28	78.9	626
9.51 - 10.00	18	2,236,578	5.9	9.78	79.8	611
10.01 - 10.50	6	553,470	1.5	10.28	67.2	555
10.51 - 11.00	2	216,220	0.6	10.71	66.2	510
11.01 - 11.50	1	29,959	0.1	11.25	63.8	520
12.01 - 12.45	1	36,758	0.1	12.45	80.0	542
Total:	261	37,975,897	100.0	8.11	77.6	643

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
500 - 500	1	179,863	0.5	10.73	65.5	500
501 - 525	3	294,276	0.8	10.24	69.4	516
526 - 550	11	876,535	2.3	9.29	69.5	541
551 - 575	22	2,817,178	7.4	8.38	70.1	566
576 - 600	25	2,843,435	7.5	8.38	74.4	589
601 - 625	44	5,430,973	14.3	8.31	73.8	614
626 - 650	58	10,170,072	26.8	7.97	77.1	638
651 - 675	32	5,535,145	14.6	8.05	81.7	661
676 - 700	41	6,307,856	16.6	7.89	82.0	686
701 - 725	11	1,606,005	4.2	7.41	82.5	715
726 - 750	6	786,543	2.1	7.77	81.7	743
751 - 775	2	301,044	0.8	8.20	86.1	771
776 - 800	4	633,725	1.7	7.50	80.0	784
801 - 807	1	193,246	0.5	8.13	90.0	807
Total:	261	37,975,897	100.0	8.11	77.6	643

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
10,470 - 50,000	44	1,430,053	3.8	8.75	71.2	609
50,001 - 100,000	76	5,472,347	14.4	8.43	75.6	641
100,001 - 150,000	44	5,412,848	14.3	7.93	77.5	651
150,001 - 200,000	43	7,593,598	20.0	8.15	75.6	640
200,001 - 250,000	18	4,024,051	10.6	8.12	77.9	647
250,001 - 300,000	9	2,450,919	6.5	7.41	77.6	651
300,001 - 350,000	6	1,944,289	5.1	7.57	80.9	630
350,001 - 400,000	5	1,878,603	4.9	7.62	80.3	652
400,001 - 450,000	9	3,910,540	10.3	8.28	81.4	638
450,001 - 500,000	4	1,847,097	4.9	8.19	78.8	631
500,001 - 550,000	1	535,500	1.4	9.40	85.0	685
550,001 - 600,000	1	577,241	1.5	8.13	84.5	684
850,001 - 898,810	1	898,810	2.4	8.09	76.6	647
Total:	261	37,975,897	100.0	8.11	77.6	643

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
22.26 - 50.00	7	514,415	1.4	8.14	39.1	607
50.01 - 55.00	8	1,088,919	2.9	7.82	53.5	635
55.01 - 60.00	12	1,463,823	3.9	7.44	57.8	616
60.01 - 65.00	13	1,532,955	4.0	7.91	63.8	618
65.01 - 70.00	45	4,091,102	10.8	7.93	69.5	599
70.01 - 75.00	45	6,710,477	17.7	8.26	74.5	622
75.01 - 80.00	54	9,621,205	25.3	7.79	79.5	654
80.01 - 85.00	27	5,589,755	14.7	8.60	84.9	655
85.01 - 90.00	49	7,180,737	18.9	8.32	90.0	677
90.01 - 91.38	1	182,510	0.5	8.13	91.4	669
Total:	261	37,975,897	100.0	8.11	77.6	643

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	76	10,691,589	28.2	8.41	79.4	646
1.00	11	2,872,825	7.6	8.43	77.1	640
2.00	127	19,307,862	50.8	7.91	77.5	643
3.00	44	4,713,977	12.4	8.09	73.9	628
5.00	3	389,645	1.0	7.58	84.9	741
Total:	261	37,975,897	100.0	8.11	77.6	643

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	199	24,648,491	64.9	7.90	77.6	643
Reduced	34	6,468,291	17.0	8.69	80.5	653
Stated Income / Stated Assets	27	6,784,115	17.9	8.32	75.2	633
No Income / No Assets	1	75,000	0.2	7.25	60.0	628
Total:	261	37,975,897	100.0	8.11	77.6	643

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Investor	261	37,975,897	100.0	8.11	77.6	643
Total:	261	37,975,897	100.0	8.11	77.6	643

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	33	9,697,508	25.5	7.90	77.7	645
Florida	25	4,293,308	11.3	8.20	79.4	632
Arizona	15	2,314,255	6.1	7.80	75.6	679
New York	8	1,901,349	5.0	8.58	75.0	619
Illinois	10	1,760,500	4.6	7.95	73.7	636
Nevada	7	1,505,836	4.0	8.54	79.8	665
Pennsylvania	17	1,235,634	3.3	8.13	71.2	621
Washington	6	1,200,953	3.2	8.28	80.0	633
Texas	11	1,087,563	2.9	8.51	85.7	638
Maryland	5	978,738	2.6	7.40	75.1	597
Ohio	12	932,012	2.5	7.91	79.5	669
North Carolina	14	902,508	2.4	8.67	84.1	642
Virginia	9	889,593	2.3	7.82	68.6	639
New Mexico	5	855,445	2.3	8.72	77.2	637
South Carolina	9	711,828	1.9	8.20	85.2	665
Other	75	7,708,867	20.3	8.16	77.5	646
Total:	261	37,975,897	100.0	8.11	77.6	643

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	92	14,543,772	38.3	8.25	82.8	663
Refinance - Rate Term	21	2,449,054	6.4	7.74	76.8	638
Refinance - Cashout	148	20,983,072	55.3	8.05	74.1	630
Total:	261	37,975,897	100.0	8.11	77.6	643

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 1Y	2	1,077,959	2.8	7.95	73.1	646
Arm 2/28	182	25,895,414	68.2	8.19	77.8	639
Arm 2/28 - Balloon 40/30	12	2,466,957	6.5	8.01	84.4	693
Arm 2/28 - Dual 40/30	10	2,658,536	7.0	7.53	77.3	645
Arm 3/27	4	604,771	1.6	7.38	69.2	606
Arm 6 Month	1	241,697	0.6	7.40	85.0	715
Fixed Balloon 30/15	3	482,607	1.3	7.46	67.6	668
Fixed Balloon 40/30	1	314,594	0.8	7.65	75.0	606
Fixed Rate	46	4,233,363	11.1	8.31	75.7	637
Total:	261	37,975,897	100.0	8.11	77.6	643

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	187	23,218,870	61.1	8.19	78.8	642
2 Family	36	6,886,443	18.1	7.99	75.4	641
3-4 Family	14	3,622,807	9.5	8.10	77.4	644
Condo	19	3,215,219	8.5	7.90	73.9	642
PUD	5	1,032,559	2.7	7.60	77.4	666
Total:	261	37,975,897	100.0	8.11	77.6	643

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.88 - 4.00	15	2,435,269	7.4	6.45	64.5	663
4.01 - 4.50	12	1,065,909	3.2	6.80	71.3	647
4.51 - 5.00	20	1,453,826	4.4	7.43	68.0	606
5.01 - 5.50	32	5,032,579	15.3	8.46	79.8	648
5.51 - 6.00	27	5,961,014	18.1	8.08	76.6	636
6.01 - 6.50	15	2,364,204	7.2	7.88	77.1	629
6.51 - 7.00	36	8,269,155	25.1	8.12	81.8	658
7.01 - 7.50	21	2,603,402	7.9	8.50	84.9	636
7.51 - 8.00	18	2,100,456	6.4	8.87	80.4	639
8.01 - 8.50	10	1,209,518	3.7	9.36	82.3	647
8.51 - 9.00	2	218,749	0.7	9.88	63.4	534
9.01 - 9.24	3	231,251	0.7	9.46	76.2	603
Total:	211	32,945,333	100.0	8.09	78.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
1 - 3	1	241,697	0.7	7.40	85.0	715
4 - 6	1	36,758	0.1	12.45	80.0	542
7 - 9	1	179,149	0.5	7.28	55.4	639
10 - 12	1	898,810	2.7	8.09	76.6	647
13 - 15	1	31,075	0.1	6.38	80.0	649
16 - 18	6	538,416	1.6	7.50	71.5	652
19 - 21	118	16,633,959	50.5	7.77	78.1	652
22 - 24	78	13,780,700	41.8	8.55	78.9	634
31 - 33	4	604,771	1.8	7.38	69.2	606
Total:	211	32,945,333	100.0	8.09	78.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.88 - 12.00	5	897,079	2.7	6.42	70.8	673
12.01 - 12.50	10	1,509,442	4.6	6.29	70.2	649
12.51 - 13.00	17	2,696,692	8.2	7.07	70.6	661
13.01 - 13.50	17	3,397,401	10.3	7.74	78.1	643
13.51 - 14.00	40	6,980,765	21.2	8.03	81.4	661
14.01 - 14.50	27	3,900,232	11.8	7.80	77.8	640
14.51 - 15.00	41	5,147,218	15.6	8.65	82.0	641
15.01 - 15.50	25	4,462,936	13.5	8.62	78.0	638
15.51 - 16.00	18	2,467,403	7.5	8.90	79.8	614
16.01 - 16.50	3	358,855	1.1	9.38	71.1	624
16.51 - 17.00	3	560,872	1.7	9.92	75.8	579
17.01 - 17.50	2	114,888	0.3	10.53	34.9	565
17.51 - 18.00	2	414,792	1.3	9.74	76.5	588
18.01 - 19.45	1	36,758	0.1	12.45	80.0	542
Total:	211	32,945,333	100.0	8.09	78.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
5.75 - 6.00	8	1,010,366	3.1	7.34	77.1	683
6.01 - 6.50	12	1,774,234	5.4	6.93	67.5	631
6.51 - 7.00	21	4,063,508	12.3	7.14	74.0	663
7.01 - 7.50	23	3,949,559	12.0	7.30	74.1	639
7.51 - 8.00	35	6,105,194	18.5	7.81	83.5	668
8.01 - 8.50	27	4,992,198	15.2	8.20	79.3	639
8.51 - 9.00	52	6,741,012	20.5	8.76	79.2	632
9.01 - 9.50	16	1,987,977	6.0	9.27	80.0	636
9.51 - 10.00	13	1,994,809	6.1	9.80	79.5	610
10.01 - 10.50	2	259,760	0.8	10.25	68.6	520
11.01 - 11.50	1	29,959	0.1	11.25	63.8	520
11.51 - 12.45	1	36,758	0.1	12.45	80.0	542
Total:	211	32,945,333	100.0	8.09	78.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	4	1,129,852	3.4	7.69	76.0	657
2.00	16	3,701,709	11.2	8.63	79.7	648
3.00	191	28,113,772	85.3	8.04	77.9	642
Total:	211	32,945,333	100.0	8.09	78.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	168	24,610,261	74.7	8.08	78.0	646
1.50	16	2,629,529	8.0	8.20	81.8	645
2.00	27	5,705,544	17.3	8.10	76.3	631
Total:	211	32,945,333	100.0	8.09	78.0	644

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	252	35,856,922	94.4	8.10	77.5	642
60	7	1,888,850	5.0	8.25	79.1	645
120	2	230,125	0.6	7.59	76.9	691
Total:	261	37,975,897	100.0	8.11	77.6	643